Exhibit 99.1

Descrypto Holdings Further Develops its Strategic Advisory Board by Appointing Samantha Viola

West Palm Beach, FL., June 21, 2022 (GLOBE NEWSWIRE) — Descrypto Holdings, Inc. (“Descrypto” or the “Company”) (OTC: DSRO), a sports and entertainment focused NFT and blockchain holding company, is pleased to announce that it has added another valued member to its Strategic Advisory Board.

Descrypto is proud to appoint Ms. Samantha Viola to the Strategic Advisory Board. Samantha began her career in the Professional Employer Organization (PEO) industry, assisting small to medium sized organizations with Human Resources, Benefits & Payroll. She excelled to become a top 10 sales representative nationwide for two consecutive years. Samantha transitioned to wealth management in 2019, where she has developed a thriving career catering to high-net-worth individuals.

Samantha has been personally investing in Crypto since 2017 and has become a highly respected voice in the industry. She led a South Florida based registered investment advisory firm to become one of the first to advise its clients on transacting in digital assets. During this time, Samantha developed strong relationships with various Crypto exchanges such as Gemini, and has developed a deep understanding of Crypto, non-fungible tokens (NFTs) and decentralized finance (DeFi). Samantha is a graduate of the Zicklin School of Business at Baruch College in New York City.

“We are fortunate to have Samantha Viola join our Strategic Advisory Board. We have not seen a conference or meet-up in the Crypto space where Samantha was not a key participant. Her knowledge, energy and network should open up interesting opportunities for Descrypto. Samantha will undoubtedly become an essential advisor to our team as we continue to grow,” stated Howard Gostfrand, CEO of Descrypto.

About Descrypto Holdings, Inc.

Descrypto Holdings, Inc. is a sports and entertainment focused NFT and blockchain holding company. We are focused on NFT and blockchain infrastructure, providing investors an opportunity to invest directly into the emerging industry with exponential growth opportunities. Descrypto is focused on delivering shareholder value by acquiring and developing high-quality companies and key personnel while increasing the value and adoption of blockchain technologies worldwide.

Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical facts included in this press release are forward-looking statements. In some cases, forward-looking statements can be identified by words such as “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue” or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors, risks and uncertainties are discussed in the Company’s filings with the Securities and Exchange Commission. Investors should not place any undue reliance on forward-looking statements since they involve known and unknown, uncertainties and other factors which are, in some cases, beyond the Company’s control which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects the Company’s current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to operations, results of operations, growth strategy and liquidity. The Company assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Contact:

For more information visit: www.descrypto.io.
Investor Contact

Howard Gostfrand, CEO

305-351-9195

hgostfrand@descrypto.io